EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Broadwind, Inc. of our report dated February 25, 2021, relating to the consolidated financial statements of Broadwind, Inc., appearing in the Annual Report on Form 10-K of Broadwind, Inc. for the year ended December 31, 2020.

/s/ RSM US LLP

Chicago, Illinois

May 7, 2021